Exhibit 99.1

April 19, 2011

A. O. Smith announces 14 percent increase in first quarter earnings

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced first quarter earnings from continuing operations of $24.2 million or $.52 per share, an increase of $2.9 million above last year’s first quarter.

Sales for the manufacturer of residential and commercial water heaters increased $50.7 million to $417.4 million in the quarter ended March 31 compared with $366.7 million for the same period last year. Sales gains were led by a 51 percent increase in China, as a result of continued geographic expansion and an increased number of retail and specialty stores selling the premium A. O. Smith brand. Additionally, sales in the U.S. increased as a result of new energy efficient products launched last year. Finally, sales in both China and the U.S. increased during the quarter due to customer demand in advance of an announced April 1 price increase primarily related to higher steel costs.

Earnings from continuing operations increased approximately 14 percent to $24.2 million or $.52 per share compared with 2010 earnings from continuing operations of $21.3 million or $.46 per share, primarily due to higher sales. First quarter 2011 operating margins of 11.7 percent were down slightly from the 12.0 percent operating margins achieved last year principally due to higher selling costs supporting the North American Takagi tankless water heater acquisition and the company’s renewable product introductions.

The company made a $45 million pension contribution during the first quarter and expects to contribute an additional $130 million to its pension plan later this year. Primarily as a result of the pension contribution, the company’s debt-to-capital ratio increased to approximately 27 percent from 23 percent at the end of 2010.

Discontinued Operations

Sales of the discontinued Electrical Products Company in the first quarter increased approximately 28 percent to $201.5 million, $43.7 million higher than in the same period last year. The higher sales contributed to after-tax earnings from discontinued operations of $16.8 million or $.36 per share compared with $9.5 million or $.21 per share achieved last year; and operating margins improved to 11.6 percent from 9.1 percent last year.

Outlook for 2011

“The first quarter supports our view of how 2011 will unfold,” Paul Jones, chairman and chief executive officer, observed. “We are continuing to benefit from market growth and consumer demand in China. In North America, our new high-efficiency water heating products introduced last year will continue to benefit sales. While the U. S. economy is recovering, we are mindful of the twin ‘headwinds’ of the weak new housing market and rising commodity prices. We responded to the rise in steel costs with a global price increase effective in April. At this time, we are not changing our forecast of earnings from continuing operations of between $1.90 and $2.10 per share for this year, excluding the potential impact from any future acquisitions,” Jones said.

Acquisition Strategy

“A. O. Smith is one of the leading water heater companies in the world,” Jones continued. “We plan to take advantage of our leadership in water heating and our developing expertise in water treatment technology and use the expected proceeds from the sale of Electrical Products Company to focus on a number of water-related strategic initiatives. We will look to grow our core residential and commercial water heating and water treatment businesses into fast-growing geographic markets. We will continue to pursue acquisitions in China and India where we have strong and growing platforms as well as new markets such as Africa, Southeast Asia, and South America.

“We also intend to expand our core product line by looking at acquisitions, joint ventures, or other business relationships that will allow us to expand our product offerings of boilers, heat pumps, and other high efficiency products,” Jones explained. “Finally, we will pursue opportunities in water themed technologies that will be attractive to our customers and channel partners and leverage our core competencies to create value for our shareholders.”

Electrical Products Company transaction

A. O. Smith Corporation entered into the definitive agreement to sell Electrical Products to Regal Beloit Corporation for $875 million on Dec. 12, 2010. On Feb. 4, the companies each received a request for additional information and documentary material from the U. S. Department of Justice regarding the sale. The companies are working cooperatively with the Department of Justice as it reviews the proposed transaction. Subject to regulatory approval, the two companies expect a mid-year closing.

As part of the definitive agreement, A. O. Smith is to receive 2.83 million shares of Regal Beloit stock at closing. The shares have appreciated since the definitive agreement was signed. During the first quarter, the company purchased equity contracts for 50 percent of the expected shares to protect a portion of the appreciation. At the end of the quarter, the contracts were marked to market as required under accounting rules, resulting in a $1.6 million charge, which is included in other expense.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: the failure to receive, on a timely basis or otherwise, the required approvals from the government or regulatory agencies (including the terms of such approvals) pertaining to the sale of Electrical Products Company; the risk that a condition to closing of the sale may not be satisfied; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; negative impact of future pension contributions on the company’s ability to generate cash flow; instability in the company’s water products markets; further weakening in housing construction; further weakening in commercial construction; timing of any recoveries in housing or commercial construction; a slowdown in the Chinese economy; adverse general economic conditions and capital market deterioration; and the impact of accounting for acquisitions on the company’s financial statements. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended March 31
	2011	2010

Net sales	$417.4	$366.7
Cost of products sold	290.4	258.4

Gross profit	127.0	108.3

Selling, general and administrative	89.3	77.0
Interest expense	1.8	1.7
Other expense	2.2	0.5

	33.7	29.1
Tax provision	9.5	7.7

Earnings before equity loss in joint venture	24.2	21.4
Equity (loss) in joint venture	—	(0.1)

Earnings from continuing operations	24.2	21.3

Earnings from discontinued EPC operations, net of tax	16.8	9.5

Net earnings	41.0	30.8

Net loss attributable to noncontrolling interest:	—	0.1

Net earnings attributable to A.O. Smith Corporation	$41.0	$30.9

Diluted Earnings Per Share of Common Stock
Continuing operations	$0.52	$0.46
Discontinued operations	0.36	0.21

Net	$0.88	$0.67

Average Common Shares Outstanding (000’s omitted)	46,540	45,825

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) March 31 2011	December 31 2010
ASSETS:

Cash and cash equivalents	$124.2	$118.9
Receivables	362.0	313.3
Inventories	160.8	146.8
Deferred income taxes	26.2	27.3
Other current assets	19.9	17.4
Current assets - discontinued EPC operations	293.9	272.3

Total Current Assets	987.0	896.0

Net property, plant and equipment	262.8	258.4
Goodwill and other intangibles	430.8	430.3
Deferred income taxes	91.3	89.7
Other assets	37.2	36.8
Long-term assets - discontinued EPC operations	396.2	399.4

Total Assets	$2,205.3	$2,110.6

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$279.3	$263.0
Accrued payroll and benefits	28.6	37.2
Product warranties	37.8	36.4
Long-term debt due within one year	18.6	18.6
Other current liabilities	69.0	59.0
Current liabilities - discontinued EPC operations	122.1	122.6

Total Current Liabilities	555.4	536.8

Long-term debt	321.2	242.4
Other liabilities	147.3	148.6
Pension liabilities	179.4	222.9
Long-term liabilities - discontinued EPC operations	80.1	78.5
Stockholders’ equity	921.9	881.4

Total Liabilities and Stockholders’ Equity	$2,205.3	$2,110.6

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Three Months ended March 31
	2011	2010
Operating Activities
Net earnings	$41.0	$30.8
Less earnings from discontinued operations	(16.8)	(9.5)

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	10.8	10.1
Loss on disposal of assets	0.2	—
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(45.8)	(42.8)
Noncurrent assets and liabilities	(41.7)	5.5

Cash Used in Operating Activities - continuing operations	(52.3)	(5.9)
Cash Provided by (Used in) Operating Activities - discontinued operations	0.1	(8.5)

Cash Used in Operating Activities	(52.2)	(14.4)

Investing Activities
Capital expenditures	(12.4)	(7.7)

Cash Used in Investing Activities - continuing operations	(12.4)	(7.7)
Cash Used in Investing Activities - discontinued operations	(3.1)	(2.6)

Cash Used in Investing Activities	(15.5)	(10.3)

Financing Activities
Short-term debt incurred - net	—	31.5
Long-term debt incurred	77.2	—
Common stock repurchase	(5.8)	—
Net proceeds from stock option activity	8.0	2.6
Dividends paid	(6.4)	(5.9)

Cash Provided by Financing Activities - continuing operations	73.0	28.2
Cash Provided by Financing Activities - discontinued operations	—	—

Cash Provided by Financing Activities	73.0	28.2

Net increase in cash and cash equivalents	5.3	3.5
Cash and cash equivalents - beginning of period	118.9	76.3

Cash and Cash Equivalents - End of Period	$124.2	$79.8

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended March 31
	2011	2010
Net sales
Water Products	$417.4	$366.7

Operating earnings
Water Products (1)	$48.9	$43.9

Corporate expenses	(13.4)	(13.2)
Interest expense	(1.8)	(1.7)

Earnings before income taxes	33.7	29.0

Tax provision	9.5	7.7

Earnings from continuing operations	$24.2	$21.3

(1) includes equity gain (loss) in joint venture of:	$—	$(0.1)